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                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

COMMUNICATION INTELLIGENCE CORPORATION

275 Shoreline Drive, Suite 500                         CONTACT
Redwood Shores, CA  94065                              Maurice Boucher
Telephone:  650-802-7888                               Investor Relations
Fax:  650-802-7777                                     Tel:  650-631-7888
http://www.cic.com                                     mboucher@cic.com

                      REGISTRATION STATEMENT DECLARED EFFECTIVE


REDWOOD SHORES, CA, JANUARY 27, 1998 -- (Nasdaq: CICI) Communication Intelligence Corporation (CIC) announced today that its registration statement relating to the offer and sale by selling securityholders of its shares of Common Stock issuable upon conversion of the Company's Series B Convertible Preferred Stock was declared effective recently by the Securities and Exchange Commission.

As previously reported, in November 1997, the Company consummated a private placement of 240,000 shares of Series B Preferred and received $6.0 million in gross cash proceeds therefrom. Pursuant to the terms of contractual arrangements entered into between the Company and the purchasers in the private placement, the Company agreed to register for sale the shares of Common Stock issuable upon conversion of, or otherwise in respect to, the Series B Preferred. The total number of shares of Common Stock included in the registration statement was estimated to be 4,687,500 shares as of the filing date (January 7, 1998), assuming all of the 240,000 shares of Series B Preferred were converted on January 5, 1998. The Company will not receive any proceeds from the sale of the Common Stock issuable upon conversion of the Series B Preferred.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the Company's capital stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. Copies of the Company's registration statement may be inspected and copied at the public reference section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, and can also be obtained by mail at prescribed rates from the public reference section of the Commission at the same address.

THE COMPANY
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COMMUNICATION INTELLIGENCE CORPORATION develops, markets, and licenses natural input computer technologies and products that use pen and image for input. Founded in 1981, CIC is a leading supplier of pen computing software products to hardware manufacturers throughout the world. The Company's products include the multilingual Handwriter-Registered Trademark- Recognition System and SigCheck-TM- dynamic signature verification software, and the PenDOS-Registered Trademark- and PenMac-Registered Trademark- pen operating environments. CIC markets software tools such as InkTools-TM- and Sign-it-TM- which allow signature capture and verification within computer applications. CIC also markets the Handwriter-Registered Trademark- for Windows-Registered Trademark-, a peripheral input device product enabling users to have pen computing capabilities on their desktop and laptop personal computers.

CIC is headquartered in Redwood Shores, California, and has a subsidiary in China. CIC's stock is publicly traded on Nasdaq, symbol CICI.

Note: Company and product names used herein are trademarks or registered trademarks of their respective companies. Microsoft and Windows are either registered trademarks or trademarks for Microsoft Corporation in the US and/or other countries.



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